編號 2356311
No.

公 司 註 冊 處
COMPANIES REGISTRY

公 司 註 冊 證 明 書
CERTIFICATE OF INCORPORATION

* * *

本 人 謹 此 證 明
I hereby certify that

Benefactum Sino Limited
惠眾普華有限公司

於 本 日 根 據 香 港 法 例 第 622 章《 公 司 條 例 》
is this day incorporated in Hong Kong under the Companies Ordinance
在 香 港 成 立 為 法 團 ， 此 公 司 是 一 間
(Chapter 622 of the Laws of Hong Kong), and that this company is
有 限 公 司 。
a limited company.

本 證 明 書 於 二 O 一 六 年 四 月 七 日 發 出 。
Issued on 7 April 2016 .

香港特別行政區公司註冊處處長鍾麗玲
Ms Ada L L CHUNG
Registrar of Companies
Hong Kong Special Administrative Region

註 Note :
公司名稱獲公司註冊處註冊，並不表示獲授予該公司名稱或其任何部分的商標權或任何其他知識產權。
Registration of a company name with the Companies Registry does not confer any trade mark rights or any other intellectual property rights in respect of the company name or any part thereof.